Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2014, except for the effect of the share split described in Note 1.3 of the consolidated financial statements, as to which the date is July 3, 2014, relating to the consolidated financial statements of iDreamSky Technology Limited (the “Company”), which appears in the Company’s final prospectus dated August 6, 2014 for the Company’s public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shenzhen, the People’s Republic of China

December 3, 2014